AETNA GROWTH AND INCOME FUND
File No. 811-6352
Attachment for the period ending October 31, 1996

Item 77c.

(a) The Special Meeting of the Shareholders of Aetna Growth and Income ("the Fund") was held on July 26, 1996

(b)     At the meeting, the following Directors were elected:

				Morton Ehrlich
				Maria T. Fighetti
				David L. Grove
				Timothy A. Holt
				Daniel P. Kearney
				Sidney Koch
				Shaun P. Mathews
				Corine T. Norgaard
				Richard G. Scheide

(c)     Shareholders were asked vote on the following proposals:


1) To elect nine Directors to serve until their successors are elected and qualified.

			AFFIRMATIVE VOTES       NEGATIVE VOTES
Morton Ehrlich            19,514,430.182            13,175.209
Maria T. Fighetti         19,512,710.907            14,894.484
David L. Grove            19,395,529.096           132,076.295
Timothy A. Holt           19,513,890.984            13,714.407
Daniel P. Kearney         19,510,888.296            16,717.095
Sidney Koch               19,513,979.784            13,625.607
Shaun P. Mathews          19,513,855.721            13,749.670
Corine T. Norgaard        19,511,828.616            15,776.775
Richard G. Scheide        19,513,979.784            13,625.607


2) Approve or disapprove a Subadvisory Agreement among the Fund, Aetna Life Insurance and Annuity Company ("Aetna"), and Aetna's affiliate, Aeltus Investment Management, Inc.

			AFFIRMATIVE VOTES        NEGATIVE VOTES
			  19,205,551.884            262,680.441


3) Approve or disapprove a new Investment Advisory Agreement between the Fund and Aetna, the Fund's current investment adviser.

			AFFIRMATIVE VOTES       NEGATIVE VOTES
			  19,015,463.916          453,395.430








EX99.161